Libbey Inc.

Exhibit 99.1

Libbey Inc. 300 Madison Ave Toledo, OH 43699

NEWS RELEASE

CORPORATE CONTACTS:	INVESTOR INQUIRIES:
Kim Hunter, Investor Relations	Chris Hodges or Sam Gibbons
(419) 325-2612	Alpha IR Group
khunte@libbey.com	(312) 445-2870
LBY@alpha-ir.com
Jamie Burt, Media
(419) 325-2672
jburt@libbey.com

FOR IMMEDIATE RELEASE
WEDNESDAY, APRIL 19, 2017

LIBBEY INC. PROVIDES FIRST QUARTER BUSINESS UPDATE

Continuation of difficult end-market conditions impacted profitability; Company taking proactive measures to reduce costs and improve margins

TOLEDO, OHIO, APRIL 19, 2017--Libbey Inc. (NYSE MKT: LBY), one of the largest glass tableware manufacturers in the world, today announced preliminary financial results for its first quarter ended March 31, 2017. For the first quarter of 2017, Libbey expects:

•	Net sales of approximately $173 million, compared to $183 million in the prior year first quarter

•	Net loss in the range of $6 million to $8 million, compared to net income of $0.7 million in the prior year first quarter

•	Adjusted EBITDA in the range of $5 million to $7 million, compared to $22.9 million the prior year first quarter (See Table 1)

“While first quarter net sales were in line with our expectations, profitability was impacted by stronger competitive pressures that reflect a continuation of end-market trends we observed during the second half of last year,” said William A. Foley, chairman and chief executive officer. “As we discussed on our fourth-quarter earnings call, we anticipated that profitability in the first half of 2017 would be negatively impacted by furnace rebuilds, the initiation of some technology investments needed to maintain our leadership position and foreign currency. However, in addition to these expected items, other factors contributed to a larger than anticipated profitability decline during the first quarter. Unfavorable price and product mix negatively impacted performance, as we protected market share and met competitive pricing in an environment of intense global price competition. Also, the mark-to-market impact of certain of our natural gas hedges was greater than expected during the period. We estimate that furnace rebuilds, technology investments and foreign currency negatively impacted our first quarter year-over-year Adjusted EBITDA comparisons by approximately $11 million; with approximate contributions of $6 million from furnace

Libbey Inc.

rebuilds, $3 million from technology investments and $2 million from foreign currency. The remainder of the impact was primarily attributable to unfavorable price and product mix and mark-to-market accounting of some of our natural gas hedges.”

“We believe we are focused on the right areas to ensure that we emerge from this difficult environment as an even stronger leader in the industry,” Foley continued. “Also, in response to softer first quarter results and market conditions, we are taking additional proactive measures to protect our business. We’ve identified and already begun to implement expense reductions that we expect will reduce costs by approximately $5 million, and we’ve updated our capital spending plan to reduce 2017 capital expenditures to the low end of our previously guided range. We are also taking pricing actions in both the U.S. and Mexico to improve margins, new product launches are enriching our product mix, and the accelerated development of our e-commerce platform will help improve our long-term business performance. As we continue operating through this challenging environment, we’ll remain committed to returning value to our shareholders through our dividend and, in the near term, we’ll continue prioritizing debt reduction to maintain the strength of our balance sheet.”

The preliminary, unaudited information contained in this announcement remains subject to change based on the Company's quarter-end closing procedures, including its execution of its internal controls over financial reporting and the subsequent occurrence or identification of events prior to the formal issuance of the quarterly financial statements.

First-Quarter Conference Call Information

The Company is scheduled to announce 2017 first quarter financial results on Tuesday, May 2, 2017, and will host an earnings conference call at 11 a.m. EDT on the same day. Interested parties may listen to the conference call on Libbey’s website at https://investor.libbey.com by clicking on the “2017 First Quarter Results” link.  Replays of the conference call will be available on the Company’s website through May 9, 2017.

About Libbey Inc.

Based in Toledo, Ohio, Libbey Inc. is one of the largest glass tableware manufacturers in the world. Libbey Inc. operates manufacturing plants in the U.S., Mexico, China, Portugal and the Netherlands. In existence since 1818, the Company supplies tabletop products to retail, foodservice and business-to-business customers in over 100 countries. Libbey's global brand portfolio, in addition to its namesake brand, includes Libbey Signature®, Masters Reserve®, Crisa®, Royal Leerdam®, World® Tableware, Syracuse® China, and Crisal Glass®. In 2016, Libbey Inc.'s net sales totaled $793.4 million. Additional information is available at www.libbey.com.

Use of Non-GAAP Financial Measures

To supplement the financial data presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP), we use non-GAAP measures of certain components of financial performance, including Adjusted EBITDA. A reconciliation to the nearest U.S. GAAP measure can be found in the table below.

Our non-GAAP measure, defined below, is used by analysts, investors and other interested parties to compare our performance with the performance of other companies that report similar non-GAAP measures. Libbey believes the non-GAAP measure provides meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of core business operating results. We believe the non-GAAP measure, when viewed in conjunction with U.S. GAAP results and the accompanying reconciliations, enhances the comparability of results against prior periods and allows for additional transparency of financial results and business outlook. In addition, we use non-GAAP data internally to assess performance, liquidity and facilitate management's internal comparison of our financial performance to that of prior periods, as well as trend analysis for budgeting and planning purposes. The presentation of our non-GAAP measure is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Furthermore, our non-GAAP measure may not be comparable to similarly titled

Libbey Inc.

measures reported by other companies and may have limitations as an analytical tool. We define our non-GAAP measure as follows:

•
We define Adjusted EBITDA as U.S. GAAP net income plus interest expense, provision for income taxes, depreciation and amortization, and special items that Libbey believes are not reflective of our core operating performance.

Caution on Forward-Looking Statements

This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements. Investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on March 3, 2017. Important factors potentially affecting performance include but are not limited to risks related to increased competition from foreign suppliers endeavoring to sell glass tableware, ceramic dinnerware and metalware in our core markets; global economic conditions and the related impact on consumer spending levels; changes in trends in the restaurant and bar industry and the retail channel of distribution that impact demand for our products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; our ability to borrow under our ABL credit agreement; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of exchange rate changes to the value of the euro, the Mexican peso, the RMB and the Canadian dollar and the earnings and cash flows of our international operations, expressed under U.S. GAAP; the effect of high levels of inflation in countries in which we operate or sell our products; and the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.

Libbey Inc.

In accordance with the SEC’s Regulation G, the following table provides a non-GAAP measure used in this press release and reconciliation to the most closely related U.S. Generally Accepted Accounting Principle (U.S. GAAP) measure. See the above text for additional information on our non-GAAP measure. Although Libbey believes that the non-GAAP financial measure presented enhances investors' understanding of Libbey's business and performance, this non-GAAP measure should not be considered an alternative to GAAP.

Table 1
Reconciliation of Net Loss (Income) to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)
(dollars in millions)
(unaudited)

	Three months ended March 31, 2017		Three months ended March 31, 2016
	Low	High
Reported net (loss) income (U.S. GAAP)	$(8.0)	$(6.0)	$0.7
Add:
Interest expense	5.0	5.0	5.2
Benefit for income taxes	(3.0)	(3.0)	(0.1)
Depreciation and amortization	11.0	11.0	12.1
Add special items before interest and taxes
Executive terminations	—	—	5.0
Adjusted EBITDA (non-GAAP)	$5.0	$7.0	$22.9